Exhibit 99.1

COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
John Schulte, Chief Executive Officer	Don Markley or Bruce Voss
Guy Childs, Chief Financial Officer	(310) 691-7100
(719) 633-8333	dmarkley@lhai.com
FOR IMMEDIATE RELEASE
SPECTRANETICS REPORTS RECORD THIRD QUARTER REVENUE DRIVEN BY
ATHERECTOMY PRODUCT SALES GROWTH OF 49%
Company Updates 2005 Guidance and Provides Outlook for 2006
COLORADO SPRINGS, Colo. (October 27, 2005) — Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the third quarter and nine months ended September 30, 2005.
Revenue was a record $11.2 million in the third quarter of 2005, up 26% compared with $8.9 million in the third quarter of 2004. Revenue growth was driven primarily by strength in Spectranetics’ atherectomy product sales, which increased 49% compared with the third quarter of 2004. For the third quarter of 2005, disposable product revenue rose 32% to $8.7 million, laser revenue rose 20% to $1.2 million, and service and other revenue was essentially unchanged at $1.3 million compared with the third quarter of 2004.
The worldwide installed base of lasers increased to 464 laser systems as of September 30, 2005 (351 in the United States) with a record net increase for the quarter of 18 units as compared with the installed base as of June 30, 2005.
Gross margin for the quarter was 76%, unchanged from a year ago. Operating expenses in the third quarter increased 27% to $8.1 million; the increase primarily related to ongoing field sales force expansion, physician training and product development initiatives. Third quarter operating expenses also include an additional provision of $280,000 resulting from the arbitrator’s preliminary ruling associated with the Edwards Lifesciences Corporation arbitration proceedings, which represents the Company’s best estimate of royalties due in addition to amounts previously accrued within the financial statements. The license agreement underlying this dispute expires on November 15, 2005, after which no further royalties are due to Edwards Lifesciences pursuant to the agreement.
For the third quarter of 2005, net income was $506,000, or $0.02 per diluted share, compared with net income of $479,000, or $0.02 per diluted share during the third quarter of 2004. Pre-tax net income for the current quarter was $623,000 versus pre-tax net income of $500,000 last year, an increase of 25%.

“We are very pleased with the continued strength of our atherectomy product sales, as disposable product revenue and new laser installations both reached record levels in the third quarter. Also, our 2.5 CliRpath® Turbo catheter was introduced in late August, and we are already receiving very positive responses from physicians regarding its ability to create larger lumens,” said John G. Schulte, President and Chief Executive Officer. “We believe there is a growing awareness of the effectiveness of laser atherectomy for treating peripheral arterial disease (PAD), which combined with the continued development of our product line, will expand the market opportunity. Consequently, we are accelerating our investment in product development, clinical research, and marketing and sales during the coming quarters, which we believe will enhance our competitive position.”
Year-to-Date Financial Results
Revenue for the first nine months of 2005 rose 22% to $30.9 million from $25.4 million for the comparable period in 2004. Year-to-date 2005 disposable product revenue was $23.8 million, up 26%, and laser revenue was $3.1 million, up 23% from the first nine months of 2004. Service and other revenue of $4.0 million was essentially unchanged compared with last year.
Gross margin for the first nine months of 2005 was 76% compared with 75% in the first nine months of 2004. Operating expenses in the first nine months increased 24% to $22.4 million; the increase primarily related to ongoing field sales force expansion, physician training and product development initiatives. Year-to-date 2005 operating expenses also include $280,000 resulting from the arbitrator’s preliminary ruling associated with the Edwards Lifesciences arbitration proceedings.
Net income for the first nine months of 2005 totaled $823,000, or $0.03 per diluted share, compared with net income of $1.0 million, or $0.04 per diluted share, in the comparable period last year. Pre-tax net income for the nine months ended September 30, 2005 was $1.4 million, up 30% compared with pre-tax net income of $1.1 during the first nine months of 2004.
Cash, cash equivalents and current and non-current investment securities totaled $16.8 million as of September 30, 2005, compared with $16.1 million as of June 30, 2005.
Company Updates 2005 Financial Guidance
Spectranetics today updated previously stated 2005 financial guidance as follows:
Revenue is estimated to be within the range of $42 million to $43 million, compared with previous guidance of $41 million to $43 million. The updated guidance takes into consideration the following key factors:
1.	Growth in the existing peripheral atherectomy product line, driven by the recently launched 2.5 CLiRpath Turbo catheter, which received FDA clearance in August 2005;

2.	Continued growth in new laser placements, driven by interest in our peripheral atherectomy products. The Company now expects 60 to 70 net new laser placements in 2005, up from previous guidance of 50 to 60 net new laser placements;

3.	Continued expansion of the field sales organization; Spectranetics now expects the total number of field sales employees to be in the range of 50 to 55 by the end of 2005, compared with a previous forecast of 50.

Net income guidance is unchanged and is anticipated to be within the range of $1.0 million to $1.5 million, and gross margin as a percentage of sales is expected to be in the mid-seventies. Pre-tax net income is expected to be in the range of $1.7 million to $2.6 million.
In assessing the Company’s financial guidance, Spectranetics’ management considered many factors and assumptions including, but not limited to, current and projected sales trend data; status, timing and progression of the Company’s product development projects; current and projected spending levels to support sales, marketing, development and administrative activities; and other risk factors discussed in Spectranetics’ publicly filed documents.
Outlook for 2006
While Spectranetics is planning to provide 2006 guidance when announcing fourth quarter results, currently anticipated for February 2006, the Company has the following expectations for next year:
•	The revenue growth rate in 2006 will exceed that of 2005.

•	The number of net laser placements in 2006 will exceed the number of net placements in 2005

•	The Company will accelerate the expansion of the field sales force to address increased opportunities within the peripheral market.

•	The number of clinical trials and training initiatives focused on PAD will be expanded significantly in 2006 compared with the 2005.

•	Product development activities will also accelerate compared with 2005 levels
Conference Call
Management will host an investment-community conference call today beginning at 10:00 Mountain Time, 12:00 Noon, Eastern Time, to discuss these results. Individuals interested in listening to the conference can dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relation’s section of www.spectranetics.com.
The telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 1567105. The web site replay will be available for 14 days following the completion of the call.
About Spectranetics
Spectranetics is a medical device company that develops, manufactures and markets single-use medical devices used in minimally invasive surgical procedures within the cardiovascular system in conjunction with its proprietary excimer laser system. Its CVX-300® excimer laser is the only system approved by the FDA for multiple cardiovascular procedures, including coronary atherectomy, and the removal of problematic pacemaker and defibrillator leads. Nearly all of our FDA-approved and investigational applications have received Communautes Europeennes (CE) mark registration for marketing within Europe. In April 2004, the Company obtained 510(k) clearance from the FDA for the laser-based treatment of patients suffering from total occlusions (blockages) in their leg arteries that are not crossable with a guidewire.
Spectranetics, CVX-300 and CLiRpath are registered trademarks of The Spectranetics Corporation.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include increasing price and product competition, increased pressure on expense levels resulting from expanded marketing and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, the potential size of market opportunities associated with new products, market acceptance of new products or applications, product defects, price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.
- Financial tables follow -

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue	$11,230	$8,934	$30,928	$25,378
Cost of revenue	2,643	2,123	7,458	6,416

Gross margin	8,587	6,811	23,470	18,962
Gross margin %	76%	76%	76%	75%
Operating expenses:
Selling, general and administrative	6,128	4,817	17,394	14,146
Research, development and other technology	1,950	1,551	4,968	3,898

Total operating expenses	8,078	6,368	22,362	18,044

Operating income	509	443	1,108	918
Other income, net	114	57	290	160

Net income before taxes	623	500	1,398	1,078
Income tax expense	(117)	(21)	(575)	(63)

Net income	$506	$479	$823	$1,015

Earnings per common and common equivalent share — basic —	$0.02	$0.02	$0.03	$0.04

Earnings per common and common equivalent share — diluted —	$0.02	$0.02	$0.03	$0.04

Weighted average shares outstanding
Basic	26,070	25,267	25,852	24,991
Diluted	28,199	27,279	28,265	27,031

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)
(Unaudited)

	September 30,	December 31,
	2005	2004
Assets
Current assets
Cash, cash equivalents and securities	$13,828	$13,967
Accounts receivable	7,416	6,456
Inventories	3,462	1,782
Deferred tax asset	32	88
Other current assets	817	835

Total current assets	25,555	23,128
Property, plant and equipment, net	7,182	4,362
Investment securities, non-current	2,972	3,443
Deferred tax asset, non-current	1,011	1,527
Other assets	491	578

Total assets	$37,211	$33,038

Liabilities and stockholders’ equity
Current liabilities -	10,550	9,466
Non-current liabilities -	40	83
Stockholders’ equity -	26,621	23,489

Total liabilities and stockholders’ equity	$37,211	$33,038

Exhibit 99.1
THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

Financial Summary:	2004			2005
	3rd Qtr	4th Qtr		1st Qtr	2nd Qtr	3rd Qtr
(000’s, except per share amounts)
Laser Revenue:
Equipment sales	$665	$930		$416	$691	$767
Rental fees	347	335		367	406	447

Total laser revenue	1,012	1,265		783	1,097	1,214

Disposable Products Revenue:
Atherectomy revenue	3,366	3,605		3,373	4,962	5,029
Lead removal revenue	3,213	3,177		3,433	3,368	3,650

Total disposable products revenue	6,579	6,782		6,806	8,330	8,679

Service and other revenue	1,343	1,283		1,464	1,218	1,337

Total revenue	8,934	9,330		9,053	10,645	11,230

Net income	479	1,937	*	75	242	506
Net income per share
Basic	0.02	0.08		0.00	0.01	0.02
Diluted	0.02	0.07		0.00	0.01	0.02

Cash flow generated (used) from operating activities	(78)	1,069		(1,011)	(244)	460
Total cash and investment securities-current and non-current	16,189	17,410		15,941	16,074	16,800
Laser sales summary:
Laser sales from inventory	3	3		2	3	4
Laser sales from evaluation/rental units	4	4		1	2	2

Total laser sales	7	7		3	5	6
*	Includes $1,615 of income tax benefit related to realization of deferred tax assets.

Worldwide Installed Base Summary:
Laser sales from inventory	3	3	2	3	4
Rental placements	0	1	1	9	14
Evaluation placements	9	15	16	8	4

Laser placements during quarter	12	19	19	20	22
Buy-backs/returns during quarter	(2)	(6)	(7)	(3)	(4)

Net laser placements during quarter	10	13	12	17	18
Total lasers placed at end of quarter	404	417	429	446	464
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